May 20, 2005

Mr. Scott D. Hazlett
871 Balfour Road
Grosse Pointe Park, MI 48230

Dear Scott:

This letter agreement (the "Agreement") details the understanding that TriMas
Corporation ("TriMas") and you have reached regarding the separation of your employment with TriMas, and the benefits that TriMas is willing to provide you as consideration for the execution of this Agreement. For purposes of this
Agreement, TriMas includes all of its subsidiaries and affiliates.

1.   Employment and Severance Benefits

Your employment with TriMas terminates effective as of April 14, 2005 (the
"Termination Date"). Except as noted below, TriMas, effective on the Termination
Date, will discontinue your compensation and benefits, except that TriMas will pay you any accrued and unused vacation time for calendar year 2005.

As consideration for the execution of this Agreement and after it becomes binding on both parties, TriMas agrees to pay you the compensation benefits described below ("Compensation Benefits").

     (a)  Cash Compensation. Compensation equal to one hundred twenty five thousand dollars ($125,000) to be paid over a period of sixteen (16)
          months following the Termination Date. Payments will be made via direct deposit, to an account you specify, in equal, bi-weekly installments, less applicable withholding and payroll taxes.

     (b)  COBRA Continuation of Health Care. Continuation of medical benefits under TriMas group benefits (including health, dental and prescription plans), as defined by the plan documents, until the earlier of sixteen
          (16) months from the date of this Agreement or the date on which you become eligible to receive any medical benefits under any plan or program of any other employer; provided, that you timely elect to continue group health coverage under COBRA and subject to TriMas's
          COBRA policies. You will be charged and responsible for payment of the
          COBRA premium equal to the employee portion of the premium for the selected coverage that you

Scott D. Hazlett
May 20, 2005

          would have paid if you continued to be a TriMas employee. TriMas will pay the employer-portion of the medical coverage. After the stated
          continuation period, you will be responsible for 100% of the COBRA premiums.

     (c)  Executive Outplacement Services. Outplacement services will be provided via Right Management Consultants. TriMas's obligation to provide or pay for this service will termination upon your obtaining any new employment or the last day of the 16th month following the
          Termination Date, whichever occurs first.

2.   Termination of Accruals Under Retirement Plans. Notwithstanding anything to the contrary stated herein, you shall cease to be an active participant under the TriMas retirement programs and other benefit plans pursuant to the terms of those plans, and no additional benefits or compensation shall accrue to you after the Termination Date. No amounts paid under this Agreement shall constitute compensation for purposes of any such retirement plan. Your rights to any accrued and vested benefits under a qualified retirement plan shall be determined in accordance with the applicable plan document.

3.   Taxes. Any payments made by TriMas hereunder are subject to applicable federal, state and local tax withholding. You agree that you are exclusively liable for the payment of any federal, state, local or other taxes that may be due as a result of any benefits received by you as provided in this Agreement.
You further agree to indemnify and hold TriMas harmless from any payment of taxes or penalties, if any, that may be required of you as a result of any benefits received by you pursuant to this Agreement. You may wish to consult with your financial or tax advisor with regard to the tax implication of any benefits described in this Agreement. You acknowledge and agree that no representations or warranties have been made to you with regard to the tax consequences of any payment provided for under this Agreement.

4.   Stock Option Surrender. In exchange for the Compensation Benefits and other valuable financial consideration, you surrender any and all stock option shares
(vested or unvested) or other long term incentives, including restricted shares or units, granted to you under any stock option or other long term incentive plans of TriMas and irrevocably waive any and all claims, rights or entitlements under any stock option agreement with TriMas.

5.   Confidentiality; Release Consideration. You agree that you are subject to the restrictive covenants and remedies set forth on Attachment A, which is hereby incorporated into and made part of to this Agreement. You acknowledge that this Agreement provides additional and sufficient consideration for the release contained herein.

Scott D. Hazlett
May 20, 2005

6.   Executive's Duty to Provide Materials. Upon termination you will surrender to TriMas all correspondence, letters, files, contracts, mailing lists, customer lists, advertising material, ledgers, equipment, checks and all materials and records of any kind that are the property of TriMas that may be in your possession or under your control, including all copies of the foregoing, as well as all other property of TriMas.

7.   Cooperation.

     (a) You agree that you will not to in any way criticize, disparage, attempt to discredit, demean or otherwise call into disrepute TriMas, or its successors, assigns, officers, directors, employees or agents, or any of TriMas's products or services.

     (b) You agree that you will not assist any party other than TriMas in any claim, litigation, proceeding or investigation against TriMas or other Released
Parties (as defined below), except as require by law. You further agree that if you believe any such action is required by law, you will first afford TriMas the opportunity to raise and obtain a ruling on any claim of attorney-client or other privilege, attorney work product protection, contractual or other defense that may be applicable.

     (c) You agree to provide, at TriMas's reasonable expense, your cooperation to TriMas and the Released Parties in any existing or future claim, litigation, proceeding, investigation or other judicial, administrative or legislative matter in which your assistance may be desired by TriMas.

     (d) Upon execution of this Agreement, you and TriMas will enter into a
Consulting Services Agreement (in the form attached as Attachment B) which
Consulting Services Agreement will become effective upon the expiration of any revocation period set forth in Section 11 below.

8.   Release.

     (a) you and TriMas, without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims, demands, and causes of action you have asserted or which you could assert against TriMas or any of the Released Parties in connection with or related to stock options, any agreement with a predecessor to TriMas, your employment or the termination of your employment, or any condition or benefit of employment or otherwise. This
Agreement is not and shall not be construed as an admission by either party that your employment was terminated voluntarily or involuntarily, with or without cause, or as an admission by TriMas of any liability, an admission against interest, or any violation of TriMas's policies or procedures.

     (b) You, your heirs, executors, administrators, successors and assigns, hereby release and forever discharge TriMas, direct or indirect parents, subsidiaries and their

Scott D. Hazlett
May 20, 2005

affiliates and respective officers, directors, agents, representatives, shareholders, employees (current and former), employee benefit plans, fiduciaries, successors, predecessors, assigns, and any and all other persons, firms, corporations and other legal entities associated with TriMas
(collectively referred to as the "Released Parties"), of and from any and all claims, demands, actions, causes of action, debts, damages, expenses, suits, contracts, agreements, costs and liabilities of any kind, nature or description, whether direct or indirect, known or unknown, in law or in equity, in contract, tort or otherwise, which you ever had, now have or may have against any of the
Released Parties as of the date of execution of this Agreement, whether known or unknown, suspected or unsuspected, or which may be based upon pre-existing acts, claims or events occurring at any time up to the present date, including, but not limited to, (i) claims arising under any written or oral agreement regarding compensation, benefits, or options or equity grants, (ii) claims arising under
Title VII of the Civil Rights Act of 1964 or state civil rights statutes, the
Age Discrimination in Employment Act of 1967 ("ADEA"), the Older Worker Benefit
Protection Act ("OWBPA"), the Americans with Disabilities Act ("ADA"), the
Family and Medical Leave Act ("FMLA"), the Fair Labor Standards Act ("FLSA"),
the National Labor Relations Act ("NLRA"), the Employee Retirement Income
Security Act ("ERISA"), (iii) claims for breach of express or implied contract, breach of promise, promissory estoppel, loss of income, back pay, reinstatement, front pay, impairment of earning capacity, wrongful termination, defamation, libel, slander, discrimination, damage to reputation, fraud, violation of public policy, retaliation, negligent or intentional infliction of mental or emotional distress, intentional tort or any other federal, state or local common law or statutory claims, and all other claims and rights, whether in law or equity. It is the intention of the parties that this paragraph will be construed as broadly as possible; however, this paragraph does not include claims arising under state workers' compensation laws and state unemployment laws. This paragraph also does not affect your right to file a charge or otherwise participate in an EEOC proceeding insofar as it is required by current EEOC regulations. You understand that TriMas will assert this Agreement as an affirmative defense against any claim asserted by you in any forum.

     (c) In signing this Agreement, you agree to waive any rights you might have to pursue any claims against the Released Parties through any alternative dispute resolution process, or through any court or administrative agency, to the extent permitted by law, and further agree not to bring any suit or action in any court or administrative agency, to the extent permitted by law, against any of the Released Parties, arising out of or relating to the subject matter of this Agreement.

9.   Nondisclosure. You agree not to disclose the existence of this Agreement or any of its terms to any third parties other than your spouse, tax advisors, accountants and attorneys, or as otherwise required by law. If you disclose the contents of this Agreement to any person as permitted above, you shall use your best efforts to prevent all such persons from disclosing the contents of this
Agreement. You agree that any violation of

Scott D. Hazlett
May 20, 2005

this nondisclosure paragraph will result in substantial and irreparable injury to TriMas. If any claim or demand is made to legally compel you to disclose the terms and conditions of this Agreement, you will promptly notify TriMas's
General Counsel of such claim or demand before responding thereto, so that
TriMas may take such action as it deems appropriate.

10.  References. In the event that you seek a reference for employment purposes, you agree to direct inquiries to TriMas's Human Resources Department. Other than the mutually agreed upon letter of reference attached hereto as Attachment C, references to be provided by TriMas regarding you shall be limited to dates of employment, positions held and compensation. Those making such inquiries will be advised that it is the general policy of TriMas to provide only such neutral references in response to employment inquiries.

11.  Consideration Time and Revocation Period.

     (a) You acknowledge you have sufficient time, totaling twenty-one (21) days from receipt of this Agreement, to determine if you wish to accept the terms. In the event you sign and return this Agreement before that time, you certify, by such execution, that you knowingly and voluntarily waive the right to the full time period, for reasons personal to you, with no pressure by TriMas to do so.
TriMas and you further agree that any changes, whether material or immaterial, to this Agreement do not restart the running of the twenty-one (21) day consideration period. TriMas has made no promises, inducements or threats to cause you to sign this Agreement before the end of the twenty-one (21) day period.

     (b) You understand that you may revoke this Agreement for a period of seven (7) calendar days following your execution of the Agreement. You understand that any revocation, in order to be effective, must be: (1) in writing and either postmarked within seven (7) days of your execution of the
Agreement and addressed to General Counsel, TriMas Corporation, 39400 Woodward,
Suite 130, Bloomfield Hills, MI 48304 or (2) hand-delivered within seven (7)
days of your execution of the Agreement to TriMas's General Counsel at the
address listed above. If revocation is by mail, certified mail, return receipt requested is required to show proof of mailing.

     (c) No payments or benefits under this Agreement shall be made to you until after the seven (7) day revocation period has expired. If you do not revoke this
Agreement within the seven (7) day revocation period, then this Agreement shall become fully and finally effective and the payments and benefits provided hereunder will be made to you in accordance with this Agreement.

12.  Complete Agreement. In executing this Agreement, you are doing so knowingly and voluntary and agree that you have not relied upon any oral statements by
TriMas or

Scott D. Hazlett
May 20, 2005

its representatives, and that this Agreement, when signed by both parties, supersedes any and all prior written agreements between the parties regarding the terms of your employment or the termination of such employment. Any modification of this Agreement must be made in writing and signed by you and an authorized representative of TriMas and must specifically refer to and expressly modify this Agreement.

13.  Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement; provided that such court may, in lieu of finding any provision hereof to be unenforceable, illegal or invalid, modify any such provision to preserve to the greatest extent possible the intended effect of such provision while otherwise rendering it legal and enforceable.

14.  Choice of Law. This Agreement shall be deemed to be made and entered into in the State of Michigan and shall in all respect be interpreted, enforced and governed under the laws of the State of Michigan, except if applicable federal law provides differently.

13.  Attorney. You acknowledge that you have had the opportunity to review this
Agreement with an attorney of your choosing and at your cost, and have been encouraged and given sample time to consult with your own legal counsel prior to executing this Agreement.

14.  Deadline for Acceptance. You must accept this Agreement, by signing it within twenty-one (21) days after delivery to you, or the offer contained in this Agreement will be withdrawn.

Scott D. Hazlett
May 20, 2005

15.  Consequences of Violation of Promise. If you break the promise in paragraph
8 of this Agreement and file a lawsuit based on legal or equitable claims that you have released, it is expressly understood and agreed that the covenant not to sue constitutes a complete defense to any such lawsuit. If litigation is brought to enforce the terms of paragraph 8 and/or 15, the prevailing party shall be entitled to recover reasonable costs and reasonable attorneys' fees incurred in the litigation. This provision shall not apply to a claim by you under and/or challenging this Agreement's validity under the ADEA or OWBPA and excludes any such claim, unless authorized by federal law.

                                             TRIMAS CORPORATION

/s/ Scott D. Hazlett
-------------------------------
SCOTT D. HAZLETT

DATE: May 23, 2005                       By: /s/ Grant H. Beard
      -------------------------              --------------------------------
                                         GRANT H. BEARD
                                         ITS:  PRESIDENT AND CEO
                                         Date: May 20, 2005

Date of Delivery to Employee: May 20, 2005

Scott D. Hazlett
May 20, 2005

                                  Attachment A

  (a)   You shall not at any time disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than TriMas, any trade secrets, information, data, or other confidential information of TriMas, including but not limited to, information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans or the business and affairs of TriMas generally, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to TriMas. The preceding sentence of this paragraph shall not apply to information which is not unique to
        TriMas or which is generally known to the industry or the public other than as a result of your breach of this covenant. You further agree not to retain or use for business purposes any trade names, trademark or other proprietary business designation used or owned in connection with the business of TriMas.

  (b)   You acknowledge and agree that TriMas's remedies at law for a breach or threatened breach of any of the provisions of this Attachment A would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, you shall forfeit all payments otherwise due under the Agreement and shall return any payments made under the Agreement. Moreover,
        TriMas, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Further, a breach by you of any the provisions in this Attachment A will subject you to pay damages for any such breach which may include costs and attorneys' fees incurred by TriMas in seeking to enforce this provision.

                         CONSULTING SERVICES AGREEMENT

     THIS CONSULTING SERVICES AGREEMENT, dated as of May 20, 2005 ("Consulting
     Services Agreement"), is made between TriMas Corporation, a Delaware corporation with its principal place of business at 39400 Woodward Avenue,
     Suite 130, Bloomfield Hills, MI 48304 ("Corporation") and Scott D. Hazlett
     ("Consultant"), an individual, whose principal residence is 871 Balfour
     Road, Grosse Pointe Park, Michigan 48230.

                                  WITNESSETH:

WHEREAS, the Corporation and the Consultant have entered into an agreement dated
May 20, 2005 ("Separation Agreement") regarding the terms and conditions of the termination of the employment relationship between the Consultant and the corporation;

WHEREAS, pursuant to the terms of the Separation Agreement, the Corporation and the Consultant have agreed to enter into this Consulting Services Agreement whereby the Corporation will agree to retain the services of the Consultant on the terms and conditions contained herein; and

WHEREAS, the Consultant is willing to provide such services on such terms and conditions;

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound hereby, the Corporation and the Consultant agree as follows:

1.   Consulting Services

     (a)  The Corporation hereby engages the Consultant with respect to the organizational, product marketing and distribution and business development aspects of the Corporation's Cequent Transportation
          Accessories Group (the "Business"), in addition to such
          responsibilities and duties within the experience, training and ability of the Consultant as may be designated from time to time by the
          President of the Corporation (the "Services"). The Consultant agrees to be available to perform the Services at such reasonable times and places as the President of the Corporation may direct.

     (b)  The Corporation and the Consultant hereby agree and acknowledge that other than this Agreement, no independent contractor or employment arrangement is in effect between the Consultant and the Corporation.

2.   Term

     The term of this Agreement shall commence as of the expiration of the revocation date under the Separation Agreement, and terminate sixteen (16)
     months thereafter (the "Term"). If the Separation Agreement is revoked, this Agreement shall be null and void.

3.   Fees

     In consideration of the Services provided by the Consultant and other undertakings set forth herein (including pursuant to Section 4 below), the
     Corporation shall pay to the Consultant a fee of $425,000 in sixteen (16)
     equal monthly installments commencing in the month in which the term set forth in section 2 begins, which installments shall be made via direct deposit to the account specified by the Consultant. Payments shall be made by the last business day of the month for Services provided during that month.

4.   Confidentiality, Non-solicitation and Non-competition

     (a)  The Consultant acknowledges that in the course of providing the
          Services, he may have access to and be entrusted with confidential information relating to the Corporation's property, business affairs, finances, clients, and employees (the "Confidential Information"), the disclosure of which would be highly detrimental to the interests of
          Corporation. The Consultant further acknowledges and agrees that such
          Confidential Information constitutes a proprietary right which the
          Corporation is entitled to protect. Accordingly, the Consultant hereby agrees to make use of such Confidential Information only for the purposes of providing Services to the Corporation pursuant to this
          Agreement and shall not directly or indirectly communicate or disclose such Confidential Information to any other person, firm, corporation or entity, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to the Corporation.
          The preceding sentence of this paragraph shall not apply to information which is not unique to the Corporation or which is generally known to the industry or the public other than as a result of the Consultant's breach of this covenant.

     (b)  The Consultant agrees that he will promptly disclose to the
          Corporation any and all ideas, improvements, inventions, discoveries, or business opportunities (patentable or otherwise) derived during the term of this Agreement and which pertain directly or indirectly to the business of the Corporation. The Consultant further agrees to assign all such rights and interests to the Corporation without additional compensation, and agrees to cooperate in all other such acts and things as may be reasonably necessary to exclusively vest such rights and interests in the name of the Corporation.

     (c)  The Consultant will at all times, hold in the strictest confidence, and will not disclose to anyone (either directly or indirectly)
          confidential or proprietary information belonging to the Corporation, except as may be required by law. The Consultant agrees that all such information acquired through his dealings with the Corporation, its shareholders, officers, directors, employees or agents relating to the processes, practices, methods, products, inventions, marketing plans, improvements, developments, suppliers, customers, trade secrets, work methods, technical design, internal organization, investments, finances, personnel, or pension plans of the Corporation will be held in the strictest confidence. The Consultant agrees not to disclose any such information without the prior written authorization of the
          Company, with the exception of that information already in the public domain (other than through a breach of this

          Agreement), except as may be required by law. The Consultant further agrees to use such information only for those purposes which are in the best interests of the Corporation, and shall not make use of such information for his own personal benefit or for the benefit of any other person, firm, corporation or entity.

     (d)  Consultant acknowledges and recognizes the highly competitive nature of the business of the Corporation and accordingly agrees that from
          April 14, 2005 through the entire Term, Consultant shall not engage, either directly or indirectly, as a principal for his own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any business which designs, develops, manufacturers, distributes, sells, markets or is otherwise engaged in activities related to the type of products or services sold, distributed or provided by the Business during the twelve (12) month period prior to April 14, 2005 or during the Term
          (the "Business Activity"); provided that nothing herein shall prevent
          Consultant from owning, directly or indirectly, not more than five percent (5%) of the outstanding shares of, or any other equity interest in, any entity engaged in the Business Activity and listed or traded on a national securities exchanges or in an over-the-counter securities market.

     (e)  From April 14, 2005 through the entire Term, Consultant shall not (i)
          directly or indirectly employ or solicit, or receive or accept the performance of services by, any active employee of the Corporation, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Corporation to leave the Corporation, or assist in any of the foregoing, or (ii) solicit for business (with respect to the Business) any person who is a customer or former customer of the Corporation, unless such person shall have ceased to have been such a customer for a period of at least six (6) months.

     (f)  It is expressly understood and agreed that although Consultant and the
          Corporation consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Consultant, the provisions of this Section 4 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.
          Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     (g)  The consultant acknowledges and agrees that the Corporation's remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and, in recognition of this fact, agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Consultant shall forfeit all payments otherwise due under the Agreement and shall return any payments made under the Agreement. Moreover, TriMas,

          without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Further, a breach by the Consultant of any of provisions in this Section 4 will subject the Consultant to pay damages for any such breach which may include costs and attorneys'
          fees incurred by the Corporation in seeking to enforce this provision.

     (h)  The Consultant hereby acknowleges and agrees that all covenants, provisions and restrictions contained in this Section 4 of this
          Agreement are reasonable and valid and that all defenses to the strict enforcement thereof by the Corporation are hereby waived by the
          Consultant.

5.   Independent Contractor

     (a)  The Consultant is and shall remain at all times an independent contractor and is not, and shall not represent himself to be a joint venturer, partner or employee of the Corporation or to be related to the Corporation in any fashion other than as an independent contractor. The Consultant agrees not to knowingly make any representations or engage in any acts which could establish an apparent relationship of joint venture, partnership or employment with the Corporation. For greater certainty, the Corporation shall not be bound in any manner whatsoever by any agreement, warranties or representations made by the Consultant to any other person, firm or corporation or by any action of the Consultant, except where the
          Consultant has first obtained the prior written consent of the
          Corporation. Nothing contained in this Agreement is intended to create nor shall be construed as creating an employment relationship between the Consultant and the Corporation.

     (b)  The Consultant recognizes that he has the sole responsibility as an independent contractor to comply with all requirements of applicable laws, rules and regulations. The Corporation shall not make any deductions or withholdings for pension plans, employment insurance, taxes or any other similar amounts from the compensation set out in paragraph 3 of this Agreement. It is agreed that the Consultant shall be solely responsible for deducting all applicable federal and state income tax, pension plan deductions, employment insurance premiums and all other relevant deductions from all fees provided by the
          Corporation to the Consultant and for remitting same to the Internal
          Revenue Service and any other governmental authorities as may be prescribed by law.

     (c)  As an independent contractor, the Consultant shall not be entitled to any employment related benefits or vacation pay. Upon termination of this Agreement, the Corporation shall only be responsible for the payment of any reasonable expenditure incurred in the course of providing services to the Corporation and approved in advance in writing by the President of the Corporation. With the exception of these amounts, the Consultant shall have no claim or cause of action against the Corporation for any cause, matter or thing including, without limitation, any claim or cause of action arising out of an alleged employment relationship between the Consultant and the
          Corporation (which specifically includes any claim for notice, pay in lieu of notice, severance or vacation pay, whether arising by statute or otherwise). It is agreed that the

          provisions of this paragraph shall survive the termination of this
          Agreement and shall remain binding on the Consultant.

6.   Miscellaneous

     (a)  This Agreement contains the entire agreement between the Corporation and the Consultant with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

     (b)  This Agreement may be assigned by the Corporation to any person, firm, corporation or other entity acquiring (by purchase, merger or otherwise), directly or indirectly, the business and substantially all of the assets of the Corporation and expressly assuming the obligations of the Corporation under this Agreement.

     (c)  The performance by the Consultant of his duties under this Agreement is the personal obligation of the Consultant and may not be delegated by the Consultant; however, the Consultant may delegate duties and responsibilities to other employees or agents of the Corporation incident to normal and customary management practices.

     (d)  This Agreement is a contract made under, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to choice of law provisions.

     (e)  The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     (f)  Any waiver of any term or condition, or any amendment or supplementation, of this Agreement shall be effective only if in writing signed by the party against whom enforcement is sought.

     (g)  In the event of the death of the Consultant, any accrued compensation hereunder, the balance of the unpaid compensation set forth in Section
          3 above, and outstanding expenses under this Agreement to which the
          Consultant may be entitled shall inure to the benefit of Consultant's heirs and estate.

     (h)  The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part of any provision and any such invalid or unenforceable provision or part thereof shall be deemed to be severable.

     (i)  The Consultant agrees not to disclose the existence of this Agreement or any of its terms to any third parties other than his spouse, tax advisors, accountants and attorneys, or as otherwise required by law.
          If Consultant discloses the contents of this Agreement to any person as permitted above, he shall use his best efforts to prevent all such persons from disclosing the

          contents of this Agreement. The Consultant agrees that any violation of section will result in substantial and irreparable injury to
          TriMas. If any claim or demand is made to legally compel the consultant to disclose the terms and conditions of this Agreement, he will promptly notify the Corporation's General Counsel of such claim or demand before responding thereto, so that the Corporation may take such action as it deems appropriate.

     (j)  The Consultant acknowledges that he has read, considered, understands and hereby accepts the terms and conditions contained in this
          Agreement. The Consultant further acknowledges having been given an opportunity to obtain independent legal advice, and hereby executes this Agreement freely and voluntarily with a full understanding of its content. The Consultant further acknowledges that he has not relied on any representations made by the Corporation except as specifically set forth in this Agreement.

The parties have executed this Agreement as of the date first above written.

TRIMAS CORPORATION

By:  /s/ Grant H. Beard
     --------------------------
Its: President & C.E.O.
     --------------------------

By:  /s/ Scott D. Hazlett
     --------------------------
     SCOTT D. HAZLETT

Signed:  May 23, 2005